EXHIBIT 5.1

May 27, 2003	1675 Broadway New York, New York 10019-5820

The Old Evangeline Downs, L.L.C. The Old Evangeline Downs Capital Corp. P.O. Box 90270 Lafayette, Louisiana 70509-0270	Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrownrowe.com

Ladies and Gentlemen:

We have acted as counsel to The Old Evangeline Downs, L.L.C., a Louisiana limited liability company (“OED”) and The Old Evangeline Downs Capital Corp., a Delaware corporation (“Capital Corp.,” together with OED, the “Issuers”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed exchange of 13% Senior Secured Notes due 2010 with Contingent Interest (the “New Notes”) for any and all outstanding 13% Senior Secured Notes due 2010 with Contingent Interest (the “Old Notes”). The Old Notes were, and the New Notes will be, issued under an indenture (the “Indenture”), dated February 25, 2003, between the Issuers and U.S. Bank National Association, as trustee.

In rendering the opinions set forth below, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed necessary or appropriate. In all such examinations, we have relied upon the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than Capital Corp., that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Issuers and others.

Based upon the foregoing and subject to the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Issuers have duly authorized the issuance of the New Notes and, upon the due execution and authentication of the New Notes in accordance with the terms of the Indenture and delivery thereof in exchange for the Old Notes, the New Notes will constitute valid and binding obligations of the Issuers, enforceable in accordance with their terms and entitled to the benefits of the Indenture, subject to (i)

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Mayer, Brown, Rowe & Maw is a U.S. General Partnership. We operate in combination with our associated English

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May 27, 2003

bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other laws now or hereafter in effect affecting creditors’ rights generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness) whether considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus that is included in the Registration Statement. In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an Exhibit or otherwise.

The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein. The foregoing opinion is based on and is limited to, as in effect on the date hereof, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, the internal laws of the State of New York and the relevant Federal law of the United States of America, and we render no opinion with respect to the law of any other jurisdiction or, without limiting the generality of the foregoing, the effect of the laws of any other jurisdiction.

It is understood that this opinion is to be used only in connection with the exchange offer of the New Notes while the Registration Statement is in effect. This opinion is not a guarantee or an opinion respecting matters of fact and should not be construed or relied on as such. Other than as expressly stated above, we express no opinion on any issue relating to the Issuers or to any investment therein. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to events occurring prior to the date hereof. The opinions expressed herein are solely for your benefit and may not be relied upon for any purpose except as specifically provided for herein, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Sincerely,

Mayer, Brown, Rowe & Maw